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FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

•	Q3 Earnings of $0.30 Per Share Include Net Charges of $0.03 Per Share Resulting from Litigation-Related Reserve Adjustments

•	Gross Margin of 23.6%, Up 70 Basis Points Over Prior Year and 30 Basis Points Over Prior Quarter

•	Signup Dollars Totaled $1.5 Billion, an Increase of 17% Over the Prior Year

•	Net Signups Increased 8% to 4,092 Homes Driven by a 6% Gain in Absorption Pace

•	Quarter End Backlog Value Increased 18% to $3.1 Billion; Unit Backlog Up 10% to 8,734 Homes

•	Company Repurchased $121 Million of Stock

•	Company Entered into a New $500 Million Term Loan Agreement

ATLANTA, Oct. 22, 2015 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2015. For the quarter, the Company reported net income of $108 million, or $0.30 per share, inclusive of $9 million, or $0.03 per share, of net charges resulting from litigation-related reserve adjustments taken in the quarter. Prior year net income for the quarter was $141 million, or $0.37 per share.

“PulteGroup’s third quarter results demonstrate our continued focus on delivering higher returns on invested capital over the housing cycle as we realized an improved sales pace while expanding gross margins,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “We also continued to allocate capital in alignment with our stated priorities as we invested $586 million in the business, keeping us on track to invest approximately $2.3 billion for the year, while still returning $149 million to shareholders in the quarter through dividends and share repurchases.

“Demand in the quarter and through the first nine months of 2015 show a U.S. housing industry that continues on a sustained recovery path benefitting from an improving economy, low interest rates and a generally balanced inventory of homes available for sale. At just over 500,000 new home sales annually, however, the industry is operating well below its 50-year average, so we remain optimistic that demand can continue to increase in the coming years and are investing in our business accordingly.

“With a backlog approaching 9,000 homes, more capital being invested in the business and expectations for a sustained housing recovery, PulteGroup is in a very strong position to capitalize on future market opportunities.”

Third Quarter Results

Home sale revenues for the third quarter totaled $1.5 billion, compared with prior year revenue of $1.6 billion. The 6% decrease in revenue reflects a 6% decline in closings to 4,356 homes, partially offset by a 1% increase in average selling price to $336,000.

For the third quarter, pretax income from homebuilding operations was $165 million, compared with prior year pretax income of $214 million. The Company's home sale gross margin for the period was 23.6%, an increase of 70 basis points over the prior year. On a sequential basis, gross margins increased 30 basis points from the second quarter of 2015. Homebuilding SG&A expense for the quarter was $159 million, or 10.9% of home sale revenues. SG&A expense for the period includes a benefit of $6 million from a reserve adjustment associated with a recent legal settlement.

In the quarter, the Company recorded a charge of $20 million in Other Expense, net, to increase reserves following a recent unfavorable jury verdict in a contract dispute. The Company has already filed post-trial motions seeking to, among other things, overturn the verdict, but given the decision the Company believes a reserve adjustment is appropriate.

Net new orders for the third quarter totaled 4,092 homes, which is up 8% from prior year orders of 3,779 homes. On a dollar basis, third quarter signup value was $1.5 billion, which is an increase of 17% from the third quarter 2014 signup value of $1.3 billion. For the quarter, the Company operated from 611 active communities, which is up 2% from the prior year.

PulteGroup's quarter-end backlog values of $3.1 billion and 8,734 homes, are up 18% and 10%, respectively, over prior year backlog values of $2.6 billion and 7,934 homes. The Company’s average selling price in backlog is $354,000, which is up 7% over the prior year and up 5% from the average price of homes closed in the third quarter of 2015.

The Company's financial services operations reported third quarter pretax income of $14 million, which is up from pretax income of $11 million in the comparable prior year quarter. Mortgage capture rate for the quarter increased to 83%, up from 80% in the same quarter last year.

In the third quarter, PulteGroup invested $586 million in land acquisition and development, raising its total land spend through the first nine months to $1.5 billion, as it remains on track to invest approximately $2.3 billion for the full year. The Company also repurchased 5.9 million common shares for $121 million, or an average price of $20.29 per share.

During the quarter, PulteGroup entered into a new $500 million term loan agreement with proceeds expected to be used for working capital and general corporate purposes. Inclusive of these funds, the Company ended the quarter with $760 million of cash and a debt-to-capital ratio of 31%.

A conference call discussing PulteGroup's third quarter 2015 results is scheduled for Thursday, October 22, 2015, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, GA, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Homebuilding
Home sale revenues	$1,464,131	$1,551,226	$3,795,366	$3,885,703
Land sale revenues	3,649	10,047	27,651	24,558
	1,467,780	1,561,273	3,823,017	3,910,261
Financial Services	38,967	33,452	97,319	89,544
Total revenues	1,506,747	1,594,725	3,920,336	3,999,805

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,118,874	1,195,369	2,913,299	2,976,665
Land sale cost of revenues	3,301	3,539	21,992	15,382
	1,122,175	1,198,908	2,935,291	2,992,047
Financial Services expenses	24,602	22,623	67,909	48,058
Selling, general and administrative expenses	159,361	147,136	450,793	521,791
Other expense, net	23,826	2,406	29,962	25,561
Interest income	(504)	(1,205)	(2,458)	(3,431)
Interest expense	203	210	598	625
Equity in earnings of unconsolidated entities	(2,192)	(281)	(4,464)	(7,483)
Income before income taxes	179,276	224,928	442,705	422,637
Income tax expense	71,507	84,383	176,643	165,393
Net income	$107,769	$140,545	$266,062	$257,244

Per share:
Basic earnings	$0.31	$0.37	$0.74	$0.68
Diluted earnings	$0.30	$0.37	$0.73	$0.67
Cash dividends declared	$0.08	$0.05	$0.24	$0.15

Number of shares used in calculation:
Basic	350,147	373,531	359,236	376,097
Effect of dilutive securities	3,225	3,761	3,273	3,723
Diluted	353,372	377,292	362,509	379,820

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2015	December 31, 2014

ASSETS

Cash and equivalents	$734,153	$1,292,862
Restricted cash	25,942	16,358
House and land inventory	5,240,932	4,392,100
Land held for sale	85,130	101,190
Land, not owned, under option agreements	102,548	30,186
Residential mortgage loans available-for-sale	270,658	339,531
Investments in unconsolidated entities	41,509	40,368
Other assets	637,962	513,032
Intangible assets	113,440	123,115
Deferred tax assets, net	1,549,304	1,720,668
	$8,801,578	$8,569,410

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$372,498	$270,516
Customer deposits	241,047	142,642
Accrued and other liabilities	1,373,910	1,343,774
Income tax liabilities	50,906	48,722
Financial Services debt	107,508	140,241
Term loan	500,000	—
Senior notes	1,584,104	1,818,561
	4,229,973	3,764,456
Shareholders' equity	4,571,605	4,804,954
	$8,801,578	$8,569,410

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$266,062	$257,244
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax expense	171,364	164,460
Depreciation and amortization	33,719	28,864
Share-based compensation expense	20,139	21,290
Equity in earnings of unconsolidated entities	(4,464)	(7,483)
Distributions of earnings from unconsolidated entities	2,594	4,824
Loss on debt retirements	—	8,584
Other non-cash, net	13,170	8,211
Increase (decrease) in cash due to:
Restricted cash	(13,293)	(689)
Inventories	(835,276)	(384,571)
Residential mortgage loans available-for-sale	68,381	49,600
Other assets	(132,195)	(12,802)
Accounts payable, accrued and other liabilities	160,803	74,102
Income tax liabilities	2,184	(9,799)
Net cash provided by (used in) operating activities	(246,812)	201,835
Cash flows from investing activities:
Change in restricted cash related to letters of credit	3,710	48,401
Capital expenditures	(34,049)	(41,888)
Cash used for business acquisition	—	(77,469)
Other investing activities, net	9,959	1,360
Net cash provided by (used in) investing activities	(20,380)	(69,596)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(32,733)	(34,070)
Proceeds from debt issuance	500,000	—
Repayments of debt	(238,520)	(250,631)
Borrowings under revolving credit facility	125,000	—
Repayments under revolving credit facility	(125,000)	—
Stock option exercises	10,371	6,034
Share repurchases	(442,738)	(155,140)
Dividends paid	(87,897)	(56,944)
Net cash provided by (used in) financing activities	(291,517)	(490,751)
Net increase (decrease) in cash and equivalents	(558,709)	(358,512)
Cash and equivalents at beginning of period	1,292,862	1,580,329
Cash and equivalents at end of period	$734,153	$1,221,817

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(20,304)	$(23,236)
Income taxes paid (refunded), net	$740	$(1,054)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
HOMEBUILDING:
Home sale revenues	$1,464,131	$1,551,226	$3,795,366	$3,885,703
Land sale revenues	3,649	10,047	27,651	24,558
Total Homebuilding revenues	1,467,780	1,561,273	3,823,017	3,910,261

Home sale cost of revenues	1,118,874	1,195,369	2,913,299	2,976,665
Land sale cost of revenues	3,301	3,539	21,992	15,382
Selling, general and administrative expenses	159,361	147,136	450,793	521,791
Equity in earnings of unconsolidated entities	(2,192)	(233)	(4,465)	(7,391)
Other expense, net	23,826	2,406	29,962	25,561
Interest income, net	(301)	(995)	(1,860)	(2,806)
Income before income taxes	$164,911	$214,051	$413,296	$381,059

FINANCIAL SERVICES:
Income before income taxes	$14,365	$10,877	$29,409	$41,578

CONSOLIDATED:
Income before income taxes	$179,276	$224,928	$442,705	$422,637

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Home sale revenues	$1,464,131	$1,551,226	$3,795,366	$3,885,703

Closings - units
Northeast	401	383	965	1,072
Southeast	865	833	2,249	2,265
Florida	712	754	1,910	1,944
Texas	821	963	2,321	2,629
North	978	1,098	2,541	2,406
Southwest	579	615	1,479	1,564
	4,356	4,646	11,465	11,880
Average selling price	$336	$334	$331	$327

Net new orders - units
Northeast	346	336	1,226	1,160
Southeast	780	756	2,759	2,460
Florida	755	650	2,471	2,274
Texas	698	735	2,808	3,046
North	871	778	2,951	2,658
Southwest	642	524	2,134	1,822
	4,092	3,779	14,349	13,420
Net new orders - dollars (a)	$1,465,322	$1,251,081	$4,940,560	$4,453,895

Unit backlog
Northeast			722	709
Southeast			1,478	1,248
Florida			1,563	1,243
Texas			1,760	1,667
North			1,872	2,087
Southwest			1,339	980
			8,734	7,934
Dollars in backlog			$3,089,054	$2,615,288

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
MORTGAGE ORIGINATIONS:
Origination volume	2,992	2,899	7,615	7,482
Origination principal	$766,450	$724,025	$1,916,391	$1,816,827
Capture rate	83.5%	80.3%	82.9%	79.7%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Interest in inventory, beginning of period	$164,384	$210,603	$167,638	$230,922
Interest capitalized	28,006	32,025	90,105	98,793
Interest expensed	(36,609)	(52,286)	(101,962)	(139,373)
Interest in inventory, end of period	$155,781	$190,342	$155,781	$190,342